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                                                                 Exhibit 23.3


                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Citadel Communications Corporation:

We consent to incorporation by reference in the registration statements (Nos. 333-65279, 333-85701 and 333-85703) on Form S-8 of Citadel Communications Corporation of our report dated May 17, 1999, relating to the balance sheet of Wicks Radio Group (a Division of the Wicks Broadcast Group Limited Partnership) as of December 31, 1998, and the related statements of operations and changes in division equity, and cash flows for the year then ended, which report appears in the Form 8-K of Citadel Communications Corporation dated December 10, 1999.




                                                          /s/ KPMG LLP


McLean, Virginia
December 10, 1999